EXECUTION VERSION

EMPLOYMENT AGREEMENT
(Siedel)

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective July 30, 2010 by and between CP Technologies LLC, an Oregon limited liability company ("Company"), and George Joseph Siedel ("Employee").

RECITALS

WHEREAS, Company is engaged in the business of healthcare receivable servicing and delivery of related products and services, and desires to employ Employee; and

WHEREAS, Company and Employee desire to execute this Agreement to set forth the terms and conditions of Employee's employment by Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.           Employment.  Company agrees to employ Employee as its Senior Vice President - Operations and Employee accepts employment upon the terms and conditions set forth in this Agreement.

2.           Term.  The term ("Term") of this Agreement shall continue until otherwise terminated as hereinafter provided.

3.           Duties.  Employee shall be a member of the Company's senior management team, responsible to participate in Company's market development and achievement of Company goals.  Employee shall be responsible for Company's operations, including its internal and external platform development, integration, implementation, client management and performance, as well as such additional duties and responsibilities as may be reasonably assigned to Employee by Company's Chief Executive Officer from time to time during the Term that are consistent with such duties, or as otherwise agreed by Employee in writing from time to time.  Employee understands, acknowledges and agrees that he shall serve under the supervision and direction of the Chief Executive Officer of Company.  Employee shall comply with all reasonable rules, policies and procedures of Company as now in effect or that may be effective in the future.

4.           Extent of Service; Corporate Opportunities.

a.           Employee shall devote substantially all of Employee's business time, skills, energies and attention to Employee's responsibilities at Company's business in a diligent manner.  Unless the parties mutually agree in writing, Employee agrees that Employee will not enter into any contractual commitments inconsistent with the Employee's obligations set forth in this Agreement and that during the Term Employee will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement or which would otherwise impair Employee's ability to perform Employee's ability to perform Employee's duties hereunder.

b.           Employee acknowledges that so long as Employee is an employee of Company, Employee owes a duty of loyalty to Company.  Without limiting the generality of the foregoing, during the employment of Employee, Employee agrees that Employee will: (i) bring to the attention of Company all business or investment opportunities that come to Employee's attention that could reasonably be expected to fit within the business or investment criteria of Company or any affiliate of Company, and (ii) not personally engage in or make any such business or investment unless such business or investment is either (x) approved by the Board of Directors of Company (the "Board"), or (y) formally rejected by the Board of Directors; provided, however, that the restriction in clause (ii) shall not apply to (A) an investment in a mutual fund or (B) an open-market investment in a publicly-traded company that represents less than two percent (2%) of the outstanding voting securities of such company.

c.           In the event Employee desires to serve on the board of directors (including an advisory board or similar position) of any organization, the written consent of the Board (which shall not be unreasonably withheld) shall be obtained prior to any such service.

5.           Salary, Incentive Compensation, and Other Benefits.  Company shall compensate and provide Employee with the compensation and other benefits as set forth in Exhibit 1 to this Agreement.

6.           Deduction for Taxes.  Company shall have the right to deduct from the compensation payable to Employee under all of the provisions of this Agreement social security taxes and all federal, state and municipal taxes and charges as may now be in effect or which may hereafter be enacted or required as charges on the compensation of Employee.

7.           Working Facilities. Company shall provide Employee with an office, secretarial/administrative support services and such facilities and supplies as are necessary and appropriate for the performance of Employee's duties.  It is understood that Employee will initially be based in California.

8.           Termination.

a.           Employee may terminate Employee's employment at any time, with or without Good Reason.  "Good Reason" means: (i)  material breach by Company of this Agreement with Employee that is not cured within thirty (30) days of receipt of written notice to the Board detailing the breach; (ii) the assignment of duties materially inconsistent with Employee’s position as contemplated by this Agreement; (iii) any relocation of Employee's work site of more than 50 miles from the work site used by Employee in San Francisco, California as of the effective date of this Agreement; or (iv) any material reduction in the benefits provided to Employee that are not experienced generally by all executives of Company; or (v) any material reduction in Employee’s position or title.

Employment Agreement (Siedel)

b.           Employee's employment shall terminate upon the retirement or death of Employee.

c.           Employee's employment shall terminate upon the Total Disability of Employee.  "Total Disability" shall mean the inability (with or without such accommodation as may be required by law protecting persons with disabilities and that places no undue burden on Company) of Employee, as determined in good faith by the Board, to perform the essential functions of Employee's position for a period or periods aggregating ninety (90) calendar days in any twelve (12) month period as a result of physical or mental illness, unless Employee is granted a leave of absence by the Board.

d.           Company may terminate Employee's employment at any time, with or without Cause.  "Cause" means:

i.         Employee has failed to satisfactorily perform a material requirement of his duties after having received a performance evaluation identifying a deficiency and a reasonable period of time (but in no event less than thirty (30) days) to address any such deficiency;

ii.         Employee willfully and continuously fails or refuses to comply with any of the lawful and material policies, standards, rules, and regulations of Company from time to time established and generally applicable to all employees, after having received thirty (30) days written notice specifying the conduct or performance at issue and reasonable time in which to cure any deficiencies;

iii.         Employee has engaged in unethical conduct, disloyalty to Company, fraud or dishonesty in the performance of his duties or is convicted of a crime involving fraud, dishonesty or moral turpitude; or

iv.         Employee has materially breached the terms of this Agreement (other than any breach that is addressed in (i) through (iii) above) and failed to cure said breach (if curable) within fifteen (15) days written notice thereof by Company.

e.           Company may terminate Employee's employment immediately upon a decision to sell or dispose of substantially all of Company's assets, or to distribute such assets to shareholders in complete liquidation, or to transfer a controlling interest in Company (collectively, a "Control Transfer").

9.           Effect of Termination.

a.           Upon termination of Employee's employment pursuant to this Agreement, Employee shall be entitled to receive Employee's Base Salary, as set forth in Exhibit 1 attached hereto (and as amended from time to time), payable through the effective date of termination pursuant to Company's normal payroll practices.  If termination is due to the death of Employee, Company shall pay Employee's surviving spouse, or Employee's estate if Employee is not survived by a spouse, the Base Salary which would otherwise be payable to Employee through the end of the month in which death occurs.

Employment Agreement (Siedel)

b.           Subject to Section 12 below, if Company terminates Employee's employment without Cause or if Employee terminates for Good Reason, Employee shall be entitled to receive a continuation of Base Salary Payments and health insurance benefits (under plans as in effect for Company's employees generally and subject to plan participation rules) for twelve (12) months following the effective date of termination and at the Base Salary as set forth below:

i.	50% of Base Salary if Employee has less than 1 year of service, or

ii.	100% of Base Salary if Employee has more than 1 full year of service.

c.           Subject to Section 12 below, if Company terminates Employee's employment due to a Control Transfer, Employee shall be entitled to receive a continuation of Base Salary payments (at the rate then in effect) and health insurance benefits (under plans as in effect for Company's employees generally and subject to plan participation rules) for the period of time following the effective date of termination equal to twelve (12) months plus 1 month for every year of service up to a maximum of 24 months.

d.           If Company terminates Employee's employment without Cause, if Employee terminates employment for Good Reason, if employment is terminated due to Employee's death or Total Disability, or if employment is terminated due to a Control Transfer, Employee shall also be entitled to receive any Incentive Compensation, as set forth in Exhibit 1 attached hereto, that might otherwise be earned or accrued in favor of Employee for the period in which termination occurs, appropriately prorated through the effective date of termination and paid within thirty (30) days after the end of the period for which Incentive Compensation would be calculated if no termination had occurred.

e.           If Company terminates Employee's employment for Cause, or if Employee terminates employment voluntarily without Good Reason, Employee shall not be entitled to receive any Incentive Compensation for the fiscal year during which termination occurs.

f.           Upon termination of Employee's employment for any reason, Employee will submit, if requested by Company, an appropriate resignation of any position (e.g., as a director of an outside company, including the offices included in this Agreement) for which Employee has been appointed in connection with employment by Company.

g.           Notwithstanding anything to the contrary in this Agreement or in that certain Agreement and Plan of Merger by and among CarePayment Technologies, Inc., CPYT Acquisition Corp., and Vitality Financial, Inc. and its stockholders dated on or about the date hereof (the "Merger Agreement"), the Non Compete Period (as defined in Section 5.7(a) of the Merger Agreement) and the effectiveness of Employee's covenants and obligations under Section 15 of this Agreement shall continue only through the period which Employee is receiving any remuneration from Company, including Base Salary continuation payments pursuant to Section 12.

Employment Agreement (Siedel)

10.           Appointed Positions.  Upon Company's request at any time, Employee will submit an appropriate resignation of any position (e.g., as a director of an outside company but excluding the offices included in this Agreement) for which Employee has been appointed with employment by Company.

11.           Surrender of Records.  Employee agrees that on termination of employment for any cause whatsoever Employee will surrender to Company in good condition any records, including physical and electronic data, kept by him containing information with regard to the business of Company and its Affiliates, as well as other records belonging to Company.  Employee will also return any keys, equipments, identification or credit cards, or other property belonging to Company or its Affiliates.  For purposes of this Agreement, the term "Affiliate" means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Company, whether through ownership of voting securities, by contract or otherwise.

12.           Garden Leave.  Upon termination of Employee's employment for any reason, Company may require that Employee take a period of "garden leave" which is to run from the effective date of termination (and to commence contemporaneously with any applicable non-competition or non-solicitation periods).  The period of garden leave shall be six (6) months or such lesser period as is agreed by Employee and Company.  During the garden leave period, Employee will continue to receive his Base Salary payments and health insurance benefits, but Employee is prohibited from commencing employment with a new company until the garden leave period has expired.  If Employee is receiving garden leave payments and benefits under this Section, post-termination salary continuation payments or benefits will be additionally due for that period of time under the provisions of Sections 9(b) or 9(c) above, it being the intent that Employee has the rights to both sets of such payments if applicable.

13.           Disclosure of Information.  Employee acknowledges that (i) Company has developed and will develop a valuable and extensive trade of its products and product lines; (ii) the methods of doing business, business connections, business plans, marketing and sales strategy, lists of clients and prospective clients and relationships with business partners and advisers, lenders and financing sources of Company and its Affiliates are valuable, special and unique assets which have been and will be established and maintained at great expense; (iii) by virtue of his employment, Employee will become familiar with the manner, methods, trade secrets and sensitive, confidential and proprietary information pertaining to the businesses conducted by Company and its Affiliates, including sales volume and strategy, pricing, business plans, budgets, plans for future products, client data, information relating to relationships between Company and other entities (including licenses and other contracts, sales and marketing information and strategy, number and location of sales representatives, and names and lists of Company's clients, prospective clients, business partners and advisers, lenders and financing sources); and (iv) by virtue of such employment, Employee will become personally acquainted with the clients, prospective clients, business partners and advisers, lenders, financing sources, and other trade secrets and confidential and proprietary information of Company and its Affiliates.  Employee will not, during or after the Term, either use or disclose any Company trade secrets or confidential and proprietary information, including any lists or information, or any part thereof, to any person or entity for any reason or purpose whatsoever.  In the event of a breach or a threatened breach by Employee of the provisions of this Section 13, Company shall be entitled to seek an injunction, without requirement of bond or other security, restraining Employee from disclosing, in whole or in part, the trade secrets and confidential information of Company or its Affiliates, or from rendering any services to any person or entity to whom disclosure has been made.  Nothing herein shall be construed as prohibiting Company from pursing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from Employee.  In construing and applying this Agreement, confidential lists and information shall include both written information, information in electronic form, information retained in Employee's memory, with confidential or proprietary information of third parties that Company is required to keep confidential.  The parties further acknowledge that the confidential information referred to in this paragraph pertains to information and knowledge acquired by Employee as a result of his employment with Company.  This provision shall survive the termination of this Agreement.

Employment Agreement (Siedel)

14.           Nonsolicitation.  Due to Employee's access to Company's trade secrets and competitively sensitive and confidential business information as set forth above, as additional consideration for Company's employment of Employee and as a condition of such employment by Company, Employee expressly covenants that:

a.           Nonsolicitation.  Employee agrees that during employment with Company and for a period of twenty-four (24) months following termination of employment by Company for any reason, Employee will not directly or indirectly either individually, or as a principal, partner, broker, sales representative, agent, employee, employer, consultant, shareholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever (i) induce or attempt to induce, or cause any employee, officer or director of Company or any of its Affiliates to leave the employ of Company or any of its Affiliates, or in any way materially interfere with the relationship between Company or any of its Affiliates, on the one hand, and any such employee, officer or director, on the other hand, or (ii) induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other person transacting business with Company or any of its Affiliates to reduce or cease doing business with Company or any of its Affiliates, or in any way to interfere with the relationship between any such customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or business relation, on the one hand, and Company or any of its Affiliates, on the other hand.

b.           Remedies.  Employee acknowledges and agrees that breach of any provisions of this Section 14 may cause Company or its Affiliates to suffer harm that cannot be adequately compensated by money damages; therefore, it is agreed that, in the event Employee breaches or it appears that Employee may breach any provision of this Section 14, Company or its Affiliates shall be entitled to seek injunctive relief (including obtaining a temporary restraining order or a decree of specific performance).  In addition, Company or its Affiliates may seek whatever and all other relief that it may be entitled to at law or in equity.  Employee agrees that duration of time restrictions under this Section shall be extended by the duration of any period during which Employee is in violation or breach of any provision of this Section.

Employment Agreement (Siedel)

c.           Nature of Business.  Employee acknowledges and agrees that the terms of Employee's employment with Company include personal contact with clients, business partners, lenders and financing sources, knowledge of client and financing requirements related to Company's business, and knowledge of trade secrets and other proprietary information of Company and its Affiliates.  Employee stipulates and agrees that the nonsolicitation provisions herein are reasonable because of the nature of the business of Company and its Affiliates which entails competitors who can effectively compete with Company and its Affiliates regardless of geographical location within the United States.  Employee acknowledges that these restrictions are a condition of employment and that Employee was given notice of these restrictions at least two (2) weeks before the initial employment of Employee.

d.           Separability.  It is not intended that these covenants unreasonably restrain Employee, either as to geographic area or as to time.  In the event any arbitrator or court of competent jurisdiction should construe any covenant herein as unfair, unreasonable or excessive, it shall deem the covenant applicable only for such time and over such geographic area as in the court's view serves to reasonably protect and promote the lawful interest of company and its Affiliates and to render the covenant valid and enforceable.

e.           Survival.  This Section 14 shall survive the termination of this Agreement.

15.           Non-Interference and Non-Disparagement.  During the Term and for a period of twenty-four (24) months after, Employee may not interfere with business relationships between Company or its Affiliates and any of their respective clients, customers, business partners or advisers, lenders or financing sources.  During the Term and at all times thereafter, neither Employee nor Company may disparage the other or its Affiliates in any way.

16.           Work Made for Hire.  All techniques, processes, products, manuals, documents, materials, ideas and confidential information developed by Employee while employed by Company shall be considered work made for hire and shall, unless specifically otherwise agreed upon in writing by Company prior to such development, become the sole and exclusive property of Company.  This Section 16 shall not apply to any developments made by Employee if Employee made such developments outside of normal business hours of Company without using any confidential or proprietary information of Company, and such developments do not relate to the primary business of the Company at the time of their development.

17.           Disclosure.  Employee agrees to reveal the terms of this Agreement relating to nonsolicitation to any future employer or potential employer of Employee who has made an offer of employment to Employee and authorizes Company, at its election, to make such disclosure.

18.           Notice.  Any notice permitted or required to be given under this Agreement shall be in writing and be deemed given upon the date of personal delivery (including delivery by courier) or upon deposit in the United States mail, postage fully prepaid, certified and return receipt requested, addressed to the parties at the following addresses:

Employment Agreement (Siedel)

If to Company:	CP Technologies LLC
5300 Meadows Road, Suite 400
Lake Oswego, OR 97035
Attention: Chief Executive Officer

with a copy to
(which will not
constitute notice):	Tonkon Torp LLP
1600 Pioneer Tower
888 SW Fifth Avenue
Portland, OR 97204
Attention: Kurt W. Ruttum

If to Employee:	George Joseph Siedel
100 Duncan Way
Oakland, CA 94611

Refusal of delivery shall constitute receipt of delivery.  Any party may change the address to which notice shall be sent by giving written notice of a change in address in accordance herewith.

19.           Waiver.  The waiver of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent or other breach.

20.           Assignment.  Employee acknowledges that the services to be rendered by Employee are unique and personal.  Accordingly, Employee may not assign any of his rights nor delegate any of his duties or obligations under this Agreement without the prior written consent of Company.

21.           Third Party Beneficiaries.  Affiliates of Company are and shall be third party beneficiaries of this Agreement.

22.           Binding Effect.  This Agreement shall be binding upon and enforceable by the parties and their respective successors, heirs and assigns.

23.           Arbitration.  Except for suits or actions seeking injunctive relief or specific performance, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon (or elsewhere if the parties agree) before a single arbitrator and administered by the Arbitration Service of Portland, Inc. in accordance with its commercial arbitration rules.  Each party agrees not to bring any action or proceeding arising out of relating to this Agreement in any other forum.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices as set forth above.  Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.  Company shall pay all costs associated with arbitration fees required by Oregon law.  If any suit or action is instituted to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover from the party not prevailing, in addition to other relief that may be provided by law, an amount determined reasonable as attorney fees at trial and on any appeal of such suit or action.

Employment Agreement (Siedel)

24.           WAIVER OF JURY TRIAL.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

25.           Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without reference to its conflicts of laws provisions.  Any suit, action or arbitration instituted in connection with this Agreement shall be filed or heard in Portland, Oregon.

26.           Entire Agreement.  This instrument and the exhibit attached hereto contain the entire agreement of the parties as to the subject matter hereof and supersede all prior communications, representations or agreements, oral or written, between the parties.

27.           Modification; Interpretation.  No modification, amendment or variation of the terms and conditions of this Agreement shall be valid unless it is in writing and signed by all parties.  As used in this Agreement, the words "include" and "including" and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."  The words "will" and "shall" have the same meaning.

28.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Fax or pdf signatures shall be valid for all purposes of this Agreement.

29.           No Conflicting Obligations.  Employee represents and warrants that Employee has the full right to enter into this Agreement and perform the Employee's obligations hereunder and that Employee is not currently under, nor will Employee enter into during the Term, any legal obligations with any third party that conflict with Employee's obligations hereunder.

30.           Employment At Will.  Employee acknowledges that Employee's employment is voluntary and of indefinite duration and that either Company or Employee will be free to terminate Employee's employment relationship with Company at any time, with or without cause.  Employee also acknowledges that any representations to the contrary, whether written, verbal or implied by any Company conduct or practice, are unauthorized and void, unless contained in a formal written employment agreement signed by Employee and approved by Company.

Employment Agreement (Siedel)

31.           Acknowledgment of Agreement.  Employee acknowledges that Employee has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of Company's business.  Employee acknowledges that Employee has been advised by Company that Employee is entitled to have this Agreement reviewed by an attorney selected by Employee, at Employee's expense, prior to signing this Agreement and that Employee has either done so or elected to forego that right.

[Signature page follows]

Employment Agreement (Siedel)

The parties have executed this Employment Agreement as of the day and year first written above.

COMPANY		EMPLOYEE

CP TECHNOLOGIES LLC
By:	CarePayment Technologies, Inc.,
its Manager

By	/s/ James T. Quist	/s/ George Joseph Siedel
	James T. Quist, President & CEO	George Joseph Siedel

Employment Agreement
Signature Page

Exhibit 1

Compensation and Benefits

1.           Base Salary.   As base compensation for the services rendered, Employee shall be paid at the rate of $250,000 per year (the "Base Salary").  Company will periodically review Employee's Base Salary and, at Company's option, approve increases in the Base Salary if warranted after consideration of the nature, quality and level of services performed by Employee.  The Base Salary will be paid in equal installments in accordance with Company's normal payroll practices, subject to appropriate deductions and withholding.

2.           Incentive Compensation.  In addition to the Base Salary set forth above, Employee shall be eligible to receive discretionary incentive compensation each year based upon the results of financial operations of Company and achieving individual performance objectives as established for each year by the Compensation Committee designated by the Board.  The parameters of incentive compensation and target compensation levels for any fiscal year will be reviewed and/or modified by the Compensation Committee at the beginning of such fiscal year.  Incentive compensation will normally be paid within ninety (90) days after the end of Company's fiscal year or at such other time as is determined by the Board.

3.           Options in CarePayment Technologies, Inc.  CarePayment Technologies, Inc., an Oregon corporation ("Parent"), owns approximately 99% of the membership interests of Company.  Parent shall, effective concurrently with the execution hereof, grant Employee nonstatutory options to purchase 55,460 shares of the Class A Common Stock of Parent with a term of ten (10) years, at an exercise price equal to $0.14 per share, the fair market value of a share of such Class A Common Stock on the date of grant, and vesting over three (3) years.  Such options will fully vest and be exercisable on a Control Transfer.

4.           Other Benefits.  Company shall provide Employee with the following additional benefits (subject to Employee meeting eligibility requirements of any particular benefit plan):

(a)           Company shall provide Employee, at Employee's option, with medical health insurance for Employee and Employee's immediate family members, including group dental and other coverages provided under Company's plans for employees generally.

(b)           Company shall reimburse Employee in accordance with Company's policies and procedures for reasonable business travel and other expenses necessarily incurred in the performance of Employee's duties.  Such expenses shall be substantiated in the manner required by Company, including providing appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

(c)           Employee will be entitled to the paid holidays and other paid leave set forth in Company's policies.

Employment Agreement
Exhibit 1

(d)           Company shall maintain a qualified 401(k) plan for the benefit of Employee and other employees which may provide for matching contributions, in accordance with plan rules.

(e)           Company shall provide Employee with such other fringe benefits as it generally makes available to its employees, and such other items of compensation as may be agreed to in writing by Employee and Company from time to time.

Employment Agreement
Exhibit 1